EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of Methanex Corporation
We consent to the inclusion in this annual report on Form 40-F of:
•	our auditors’ report dated March 2, 2007 on the consolidated balance sheets of Methanex Corporation (“the Company”) as at December 31, 2006 and December 31, 2005, and the consolidated statements of income, shareholders’ equity and cash flows for the years then ended
•	our Report of Independent Registered Public Accounting Firm dated March 2, 2007 on management’s assessment of the effectiveness internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006 each of which is contained in this annual report on Form 40-F of the Company for the fiscal year ended December 31, 2006.
KPMG LLP (Signed)
Chartered Accountants
Vancouver, Canada
March 26, 2007